Exhibit 10.10

August 24, 2013

Hans Rasmussen
630 Woodworth Avenue
Missoula, MT 59801
rasmussenh@aol.com

Delivered via email

Dear Hans,

Pursuant to our recent discussions, we are pleased to offer you the position of Vice President, Exploration at Coeur Mining Inc. based at our corporate headquarters in Chicago, IL. In this role, you will have primary responsibility for the exploration portfolio of the Company, developing the reserve and resource potential for the Company and identifying new, value-creating ways for the Company to grow.

In this key executive officer position, you will report directly to me in my capacity as President and Chief Executive Officer.

Compensation

The base salary for this salaried position will be $275,000 USD per year, equivalent to $22,916.66 USD per month gross.

In addition, a one-time cash signing bonus in the amount of $50,000 USD gross will be payable within 30 days of employment.

You will be eligible for participation in the Company’s annual incentive plan (AIP) with a target level of 50% of base pay. In your position, your AIP target percentage is split; 70% company performance and 30% personal performance. A separate attachment to this offer explains our AIP program in more detail.

As a participant in Coeur’s Long Term Incentive Program (LTIP), you will be eligible for an equity award upon the next Company grant. Your percentage target will be 190% of base pay. 50% of the award will be granted in performance shares subject to a three year cliff vesting. The additional 50% will be granted via a combination of restricted stock and stock options. 25% will be granted in the form of restricted stock with three year vesting at 1/3 per year and the remaining 25% will be granted in the form of stock options with three year vesting at 1/3 per year. A separate attachment to this offer explains our LTIP program in further detail.

Certain incentive elements of compensation, including the target level for participation in the Company’s annual incentive plan, prorated for the first year, and the Company’s long-term incentive plan must be approved by the Board of Directors’ Compensation Committee.

2013 Proposed Total Direct Compensation

Base Salary: $275,000 Signing Bonus: $50,000
*AIP: 50% of base salary, $137,500
*LTIP: 190% of base salary, $522,500

*AIP and LTIP are pro-rated for 2013 based on hire date.

Total proposed possible compensation at target: $985,000

Additional Benefits

Coeur Mining, Inc. offers employees a range of additional benefits which include medical, dental and vision insurance, Coeur’s defined contribution & matched 401(k) retirement plan, group life insurance, short-term & long-term disability coverage, employee assistance program and paid holidays. Summary plan descriptions and other specific information regarding these benefit plans are available upon request. Your annual Paid Time Off (PTO) allowance will begin at five weeks per year. This amount will be prorated for the first year of employment, based on the date of hire.

All relocation benefits and services from the Vancouver, BC, Canada metropolitan area to the Chicago, IL metropolitan area will be discussed in more detail upon acceptance of this offer. We expect that reimbursement of all reasonable costs incurred by the employee as part of his/her relocation will be covered by the Company. Exceptions to the current Coeur Mining, Inc. relocation policy must seek approval by the Vice President of Human Resources and Communication.

This position is eligible for coverage under the Coeur Mining, Inc. amended and restated Executive Severance Policy. A copy has already been provided to you. Upon your first day of employment, you will agree to and accept the terms and conditions of the executive severance policy.

Thank you for completing the Coeur Mining, Inc. employment application and the authorization form to allow investigative background inquiries. This offer of employment is contingent upon satisfactory results received from these background checks.

You will be required to complete our regular hiring procedures, which include a pre-employment drug screen and physical. This exam may be scheduled with an occupational health clinic near you, with results to be received by the Company prior to your date of employment.

Hans, I believe you will find Coeur Mining to be congenial, highly professional and dedicated to the success of our business and our employees. I am sure you will find this to be an exciting opportunity. I look forward to you joining us and your contributions in our quest to build a leading, sustainable Company that generates a tremendous amount of value for its shareholders.

To accept this offer of employment, please sign this letter indicating your acceptance by August 27, 2013 and return it to myself and Keagan J. Kerr, Vice President, Human Resources.

Professional regards,

/s/  Mitchell J. Krebs__

Mitchell J. Krebs
President, Chief Executive Officer and Director Coeur Mining, Inc.

Cc: Keagan J. Kerr
Vice President, Human Resources and Communication

/s/ Hans Rasmussen
Mr. Hans Rasmussen